Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

A-MARK PRECIOUS METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457	(c)	464,640 shares	$79.98	$37,161,907	0.0000927	$3,444.91

	Total Offering Amounts						$37,161,907		$3,444.91
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$3,444.91

(1)	Estimated solely for the purpose of calculating the registration fee.